Exhibit (h)(11)

THIRD AMENDED AND RESTATED

FEE WAIVER AGREEMENT

PIMCO Funds

840 Newport Center Drive

Newport Beach, California 92660

March 31, 2010

Pacific Investment Management Company LLC

840 Newport Center Drive

Newport Beach, California 92660

Re:	PIMCO RealRetirement 2010 Fund, PIMCO RealRetirement 2020 Fund, PIMCO

RealRetirement 2030 Fund, PIMCO RealRetirement 2040 Fund, PIMCO RealRetirement

2050 Fund (collectively, the “Funds”)

Dear Sirs:

This Agreement dated March 31, 2010 amends and restates the Fee Waiver Agreement between PIMCO Funds (the “Trust”) on behalf of the Funds and Pacific Investment Management Company LLC (“PIMCO”), dated February 28, 2008, as restated February 26, 2009 and November 3, 2009. This will confirm the agreement between the Trust and PIMCO, as follows:

1. The Trust is an open-end investment company, consisting of multiple series, each of which may offer multiple Classes of shares. This Agreement shall pertain to each Class of the Funds, each a series of the Trust.

2. The Trust, for and on behalf of the Funds and in accordance with each Fund’s investment objectives and restrictions, as specified in the Funds’ prospectus, intends to invest a significant portion of each Fund’s assets in other series of the Trust (the “Underlying PIMCO Funds”), series of PIMCO ETF Trust (the “Underlying PIMCO ETFs”) and series of PIMCO Equity Series (the “Underlying PIMCO Equity Funds,” together with the Underlying PIMCO Funds and the Underlying PIMCO ETFs, the “Underlying Funds”).

3. Pursuant to an Amended and Restated Investment Advisory Contract dated February 23, 2009, as supplemented from time to time (the “Investment Advisory Contract”), between the Trust and PIMCO, which amends and restates the Investment Advisory Contract dated May 5, 2000, as restated August 19, 2003, between the same parties, the Trust has retained PIMCO to provide the Trust with investment advisory services. Pursuant to the Investment Advisory Contract, each Fund pays to PIMCO a monthly advisory fee at an annual rate set forth in Exhibit A to the Investment Advisory Contract (the “Advisory Fee”).

4. Pursuant to the Supervision and Administration Agreement dated August 11, 2008, as supplemented from time to time (the “Supervision and Administration Agreement”), between the Trust and PIMCO, the Trust has retained PIMCO to provide or procure supervisory, administrative and other services to the Trust and its shareholders. Pursuant to the Supervision and Administration Agreement, each Fund pays to PIMCO a monthly supervisory and administrative fee at annual rates with respect to one or more Classes of shares of each Fund set forth in the Schedules to the Supervision and Administration Agreement (the “Supervisory and Administrative Fee”).

5. Pursuant to the Investment Advisory Contract, each Underlying PIMCO Fund pays to PIMCO a separate advisory fee for investment advisory services provided by PIMCO. Pursuant to the Supervision and Administration Agreement, each Underlying PIMCO Fund also pays to PIMCO a separate supervisory and administrative fee for supervisory, administrative and other services provided or procured by PIMCO to the Underlying PIMCO Fund and its shareholders. Pursuant to an Investment Management Agreement dated April 24, 2009, as supplemented from time to time (the “Management Agreement”), each Underlying PIMCO ETF pays to PIMCO a separate management fee for investment advisory and supervisory, administrative and other services provided or procured by PIMCO to the Underlying PIMCO ETF and its shareholders. Pursuant to an Investment Advisory Contract, dated March, 2010, as supplemented from time to time (the “Equity Series Investment Advisory Contract”), each Underlying PIMCO Equity Fund pays to PIMCO a separate advisory fee for investment advisory services provided by PIMCO. Pursuant to a Supervision and Administration Agreement, dated March 31, 2010, as supplemented from time to time (the “Equity Series Supervision and Administration Agreement”), each Underlying PIMCO Equity Fund also pays to PIMCO a separate supervisory and administrative fee for supervisory, administrative and other services provided or procured by PIMCO to the Underlying PIMCO Equity Fund and its shareholders. The advisory fees and supervisory and administrative fees paid by the Underlying PIMCO Funds and the Underlying PIMCO Equity Funds and the management fees paid by the Underlying PIMCO ETFs are collectively referred to herein as “Underlying Fund Fees.”

6. The Funds indirectly pay their proportionate share of the Underlying Fund Fees charged by PIMCO to the Underlying Funds in which each Fund invests.

7. In consideration of the Underlying Fund Fees indirectly paid by a Fund, each day PIMCO agrees to waive irrevocably all or any portion of: (i) first, the Supervisory and Administrative Fee that would otherwise be paid by the Fund to PIMCO in an amount equal to the amount of the Underlying Fund Fees, if any, indirectly paid by the Fund at the Underlying Fund level; and (ii) second, to the extent necessary, the Advisory Fee that would otherwise be paid by the Fund to PIMCO in an amount equal to the amount of the Underlying Fund Fees, if any, indirectly paid by the Fund at the Underlying Fund level. In no event will PIMCO be required to reimburse a Fund for any amount in excess of accrued Supervisory and Administrative Fees or Advisory Fees attributable to any day.

8. This amended and restated Agreement shall become effective on March 31, 2010, shall have an initial term through July 31, 2011, and shall apply for each 12 month period thereafter so long as it is in effect. Thereafter, this Agreement shall automatically renew for one-year terms unless PIMCO provides written notice to the Trust at the above address of the termination of the Agreement, which notice shall be received by the Trust at least 30 days prior to the end of the then current term. In addition, this Agreement shall terminate upon termination of the Investment Advisory Contract or the Supervision and Administration Agreement, each with respect to the Funds, or it may be terminated by the Trust, without payment of any penalty, upon 90 days’ prior written notice to PIMCO at its principal place of business.

9. Nothing herein contained shall be deemed to require the Trust or the Funds to take any action contrary to the Trust’s Declaration of Trust or By-Laws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Trust’s Board of Trustees of its responsibility for and control of the conduct of the affairs of the Trust or the Funds.

10. Any question of interpretation of any term or provision of this Agreement, including but not limited to the Advisory Fee, Supervisory and Administrative Fee or Underlying Fund Fees, the computations of net asset values, and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the Investment Advisory Contract, Supervision and Administration Agreement, Management Agreement, Equity Series Investment Advisory Contract and Equity Series Supervision and Administration Agreement or the Investment Company Act of 1940 (the “1940 Act”), shall have the same meaning as and be resolved by reference to such Investment Advisory Contract, Supervision and Administration Agreement, Management Agreement, Equity Series Investment Advisory Contract, Equity Series Supervision and Administration Agreement or the 1940 Act.

11. If any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions shall not be affected thereby.

12. It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Trust personally, but shall bind only the trust property of the Trust relating to the Funds. This Agreement has been signed and delivered by an officer of the Trust, acting as such, and such execution and delivery by such officer shall not be deemed to have been made by any Trustee or officer individually or to impose any liability on any of them personally, but shall bind only the trust property of the Trust relating to the Funds, as provided in the Trust’s Declaration of Trust, as amended and restated March 31, 2000, and as amended from time to time.

13. This Agreement constitutes the entire agreement between the Trust on behalf of the Funds and PIMCO with respect to its subject matter and may be amended or modified only by a writing signed by duly authorized officers of both the Trust and PIMCO.

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If the foregoing correctly sets forth the agreement between the Trust and PIMCO, please so indicate by signing and returning to the Trust the enclosed copy hereof.

Very truly yours,

PIMCO Funds

By:	/s/ Peter G. Strelow
Name:	Peter G. Strelow
Title:	Vice President

ACCEPTED:

PACIFIC INVESTMENT MANAGEMENT COMPANY LLC

By:	/s/ Brent R. Harris
Name:	Brent R. Harris
Title:	Managing Director

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